Exhibit 2.5

First Amendment to Asset Purchase Agreement

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 16, 2010 by and among MainRock II Chandler, LLC, a Delaware limited liability company (“Chandler Seller”), MainRock II Chantilly, LLC, a Delaware limited liability company (“Chantilly Seller”), MainRock, LLC, a Delaware limited liability company (“El Segundo Seller”), 365 Jack London Square, LLC, a Delaware limited liability company (“Oakland Seller”), and Rincon 365 Borrower, LLC, a Delaware limited liability company (“San Francisco Seller” and with Chandler Seller, Chantilly Seller, El Segundo Seller and Oakland Seller, each individually a “Seller” and, collectively, the “Sellers”), each with an address c/o Rockwood Capital, LLC, Two Embarcadero Center, 23rd Floor, San Francisco, CA 94111, and Digital Realty Trust, L.P., a Maryland limited partnership (the “Purchaser”), with an address at 560 Mission Street, Suite 2900, San Francisco, CA 94105, and amends that certain Asset Purchase Agreement among the Sellers and the Purchaser dated as of June 1, 2010 (the “Original Agreement”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to them in the Original Agreement

For mutual consideration, the receipt and sufficiency of which are hereby acknowledged by the Sellers and the Purchaser, the Sellers and the Purchaser hereby amend the Original Agreement as set forth below.

1.	The Sellers acknowledge receipt of a notice dated as of June 8, 2010 (the “June 8 Notice”) from the Purchaser pursuant to Section 4.3 of the Original Agreement requesting an extension of the Due Diligence Period for 14 additional days for the purpose of obtaining and reviewing the so-called Coordination Study for the Chantilly Property and/or for obtaining updates or modifications to the Coordination Studies for the other Properties and reviewing the same in order to conclude whether they form a sufficient basis to obtain the Arc Flash Stickers for the Properties. The Purchaser hereby rescinds the June 8 Notice and the June 8 Notice shall be of no further force or effect.

2.	The Purchaser acknowledges that it has received and reviewed the Coordination Studies for the San Francisco Property, the Oakland Property, the El Segundo Property and the Chandler Property and, pursuant to Section 4.3 of the Original Agreement, has concluded that such Coordination Studies (i) form a sufficient basis to obtain the Arc Flash Stickers for such four Properties and (ii) do not disclose any Arc Flash Adverse Discovery with respect to such four Properties.

3.

Notwithstanding anything to the contrary set forth in Section 4.3 of the Original Agreement, the Sellers acknowledge and agree that (i) Cupertino Electric is in the process of preparing the Coordination Study for the Chantilly Property, (ii) the Sellers will not unreasonably withhold, delay or condition their consent to a request from the Purchaser to extend the Due Diligence Period for up to fourteen (14) additional days for the limited purpose of reviewing the Chantilly Property

Coordination Study and obtaining updates or modifications to such Coordination Study and reviewing the same to determine whether they disclose any Arc Flash Adverse Discovery with respect to the Chantilly Property and to conclude that they form a sufficient basis to obtain the Arc Flash Stickers for the Chantilly Property as long as the Purchaser requests any such extension of the Due Diligence Period by notice given to the Sellers within three (3) Business Days after Purchaser’s receipt of the Chantilly Property Coordination Study, and (iii) if the Coordination Study for the Chantilly Property is received by the Purchaser after that date which is three (3) Business Days prior to the expiration of the Due Diligence Period, then the Due Diligence Period shall automatically be extended until that date which is three (3) Business Days after the receipt of such Coordination Study for the limited purposes of reviewing the Chantilly Property Coordination Study and, if applicable, requesting an extension of the Due Diligence Period for up to fourteen (14) additional days as provided in clause (ii) above.

Except as expressly set forth in this Amendment, the Original Agreement remains unmodified and in full force and effect including, without limitation, any provisions thereof that expressly allow the Purchaser to extend the Closing Date.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an instrument under seal and as of the date first written above.

SELLERS:

MainRock II Chandler, LLC, a Delaware limited liability company

By:	/s/ Peter A. Kaye
Name:	Peter A. Kaye
Title:	Authorized Representative

MainRock II Chantilly, LLC, a Delaware limited liability company

By:	/s/ Peter A. Kaye
Name:	Peter A. Kaye
Title:	Authorized Representative

MainRock, LLC, a Delaware limited liability company

By:	/s/ Peter A. Kaye
Name:	Peter A. Kaye
Title:	Authorized Representative

365 Jack London Square, LLC, a Delaware limited liability company

By:	/s/ Peter A. Kaye
Name:	Peter A. Kaye
Title:	Authorized Representative

Rincon 365 Borrower, LLC, a Delaware limited liability company

By:	/s/ Peter A. Kaye
Name:	Peter A. Kaye
Title:	Authorized Representative

PURCHASER:

DIGITAL REALTY TRUST, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc., a Maryland corporation, Its general partner

By:	/s/ Scott Peterson
Name:	Scott Peterson
Title:	Senior Vice President, Acquisitions